UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2009 (June 15, 2009)
GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana	0-21086	72-1212563
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or Organization)

8000 Global Drive	70665
P.O. Box 442, Sulphur, LA	70664-0442
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (337) 583-5000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Mr. John A. Clerico was elected Chairman of the Board of Directors and appointed interim Chief Executive Officer of Global Industries, Ltd. (the “Company”) on October 16, 2008. In recognition of Mr. Clerico’s continued service as the Company’s Chairman and Chief Executive Officer, Mr. Clerico was awarded a restricted stock grant for 50,000 shares of the Company’s common stock by the Compensation Committee of the Board. The award was made under the Company’s 2005 Equity Incentive Plan which has previously been approved by the Company’s shareholders. Pursuant to the terms of the award, fifty percent of the restricted stock will vest on February 15, 2010 and fifty percent on June 30, 2010. In the event Mr. Clerico’s successor is hired, the vesting will be accelerated. Mr. Clerico continues to receive no base salary or employee benefits for his service. He is, however, eligible to participate in the Company’s Management Incentive Plan for 2009.
On June 15, 2009, the Company entered into a change in control agreement with Mr. Clerico. Under the terms of the agreement, upon a change in control and without regard to whether there is a subsequent termination of employment, (i) all outstanding stock options will immediately vest and, unless the compensation committee determines to make an equitable adjustment or substitution, Mr. Clerico will receive a cash payment equal to the number of shares subject to the options outstanding multiplied by the difference between the closing price of the Company’s common stock on the date immediately prior to the change in control and the exercise price of the stock options, (ii) all outstanding restricted stock awards will immediately vest and all forfeiture restrictions will lapse, and (iii) all outstanding performance unit awards for which the performance period has not been completed will be deemed earned at the target level payout, will be payable in the same form of equity or other consideration as all other stockholders with respect to shares of Company common stock and will be delivered within 10 days of the change in control.
In addition, within two years following a change in control and upon a subsequent termination of Mr. Clerico’s employment by the Company other than for “cause” or by Mr. Clerico for “good reason,” Mr. Clerico will be eligible for a lump sum cash payment equal to $3,600,000 and reimbursement of legal fees incurred as a result of the termination, if applicable.
The initial term of the agreement continues through December 31, 2009 and shall be automatically extended for successive one-year terms unless the Company notifies Mr. Clerico 30 days prior to the end of a term of its intention not to extend the agreement. In the event of a change in control during the term of the agreement, the agreement shall continue in effect for two years from the date of the change in control.
The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.
10.1	Change in Control Agreement between John A. Clerico and the Company dated June 15, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.
Date: June 18, 2009	By:	/s/ Peter S. Atkinson
Peter S. Atkinson
President

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

10.1	Change in Control Agreement between John A. Clerico and the Company dated June 15, 2009.